UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: April 03, 2006 (Date of earliest event reported)
Eden Bioscience Corporation (Exact name of registrant as specified in its charter)

WA (State or other jurisdiction of incorporation)	0-31499 (Commission File Number)	91-1649604 (IRS Employer Identification Number)

11816 North Creek Parkway N. Bothell, WA (Address of principal executive offices)		98011-8201 (Zip Code)
425-806-7300 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Eden Bioscience Corporation (the "Company") received a Nasdaq Staff Determination Letter on April 3, 2006 stating that the Company's common stock had not regained compliance with the $1 minimum bid price continued listing requirement set forth in Marketplace Rule 4310(c)(4) (the "Bid Price Requirement") during the 180-day extension period provided the Company on October 10 2005. Consequently, the Company's common stock is subject to delisting from The Nasdaq Capital Market at the opening of business on April 12, 2006. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which will stay the delisting action pending the issuance of a final decision by the Panel. There can be no assurance the Panel will grant the Company's request for continued listing.

To regain compliance with the Bid Price Requirement, the Company intends to effect a 1-for-3 reverse stock split of the Company's common stock. The Company can regain compliance with the Bid Price Requirement if the Company's stock closes at or above $1 for 10 consecutive business days following the reverse stock split, in which case the Company would expect to receive notification from Nasdaq that it has regained compliance and that the hearing process will be terminated. However, there can be no assurance that the reverse stock split will cause the Company to regain compliance for the minimum bid price requirement for the required period of time.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Eden Bioscience Corporation dated April 04, 2006

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 04, 2006	EDEN BIOSCIENCE CORPORATION By: /s/ Bradley S. Powell Bradley S. Powell Chief Financial Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Eden Bioscience Corporation dated April 04, 2006